Exhibit 99.1
PCB Bancorp Reports Earnings of $10.3 million for Q1 2023
Los Angeles, California - April 21, 2023 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of PCB Bank (the “Bank”), today reported net income of $10.3 million, or $0.70 per diluted common share, for the first quarter of 2023, compared with $8.7 million, or $0.58 per diluted common share, for the previous quarter and $10.2 million, or $0.67 per diluted common share, for the year-ago quarter.
Q1 2023 Highlights
•Net income totaled $10.3 million, or $0.70 per diluted common share, for the current quarter;
•Adopted Current Expected Credit Losses (“CECL”) accounting standard effective January 1, 2023, resulting in a cumulative effect adjustment to the allowance for credit losses (“ACL”)(1) of $2.7 million;
•Recorded a provision (reversal) for credit losses(1),(2) of $(2.8) million for the current quarter compared with $1.1 million for the previous quarter and $(1.2) million for the year-ago quarter;
•ACL to loans held-for-investment ratio was 1.18% at March 31, 2023 compared with 1.22% at December 31, 2022 and 1.22% at March 31, 2022;
•Net interest income was $22.4 million for the current quarter compared with $24.3 million for the previous quarter and $20.0 million for the year-ago quarter. Net interest margin was 3.79% for the current quarter compared with 4.15% for the previous quarter and 3.87% for the year-ago quarter;
•Gain on sale of loans was $1.3 million for the current quarter compared with $759 thousand for the previous quarter and $3.8 million for the year-ago quarter;
•Total assets were $2.50 billion at March 31, 2023, an increase of $80.5 million, or 3.3%, from $2.42 billion at December 31, 2022 and an increase of $300.8 million, or 13.7%, from $2.20 billion at March 31, 2022;
•Loans held-for-investment were $2.09 billion at March 31, 2023, an increase of $46.4 million, or 2.3%, from $2.05 billion at December 31, 2022 and an increase of $349.5 million, or 20.1%, from $1.74 billion at March 31, 2022;
•Total deposits were $2.14 billion at March 31, 2023, an increase of $95.7 million, or 4.7%, from $2.05 billion at December 31, 2022 and an increase of $231.3 million, or 12.1%, from $1.91 billion at March 31, 2022; and
•Completed the repurchase program that was announced on July 28, 2022. Repurchased and retired 747,938 shares of common stock at a weighted-average price of $18.15 under this program.
“Our 2023 first quarter results, highlighted by our strong earnings, continued strong capital position, stable deposit balance, and disciplined credit culture, contributed to the steadfast value of our franchise,” stated Henry Kim, President and Chief Executive Officer. “We did not experience any meaningful deposit outflows immediately following the closure of regional banks. Instead, during the quarter, our deposit balances increased $95.7 million, of which, $25.7 million represented an increase in retail deposits.”
“Despite ongoing economic uncertainty, we began the year with another solid quarterly financial results highlighted by $10.3 million net income, or $0.70 per diluted shares, a 2.8% increase in tangible common equity per share to $18.72 from year-end, and a common equity tier 1 capital ratio of 16.03% at the bank level.”
“Although recent bank failures may disrupt the banking industry for a period of time, we are seeing this as an opportunity for our franchise to differentiate itself and provide a sanctuary to customers to put their trust in PCB and in the community banks. Our customers can rely on our ample liquidity and strong capital to withstand any economic uncertainty, and we are well-positioned to accommodate our customers’ lending and deposit needs,” concluded Kim.
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(1)     Provision (reversal) for credit losses and ACL for reporting periods beginning with January 1, 2023 are presented under ASC 326, while prior period comparisons continue to be presented under legacy ASC 450 and ASC 310 on this report
(2)    Provision for credit losses on off-balance sheet credit exposures of $57 thousand and $2 thousand, respectively, for the previous and year-ago quarters were recorded in Other Expense on Consolidated Statements of Income (Unaudited).

Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended
	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Net income	$10,297	$8,702	18.3%	$10,240	0.6%
Diluted earnings per common share	$0.70	$0.58	20.7%	$0.67	4.5%

Net interest income	$22,414	$24,265	(7.6)%	$19,993	12.1%
Provision (reversal) for credit losses (1)	(2,778)	1,149	NM	(1,191)	133.2%
Noninterest income	3,021	2,389	26.5%	5,286	(42.8)%
Noninterest expense	13,754	13,115	4.9%	12,071	13.9%

Return on average assets (2)	1.69%	1.44%		1.92%
Return on average shareholders’ equity (2)	12.46%	10.31%		16.01%
Return on average tangible common equity (“TCE”) (2),(3)	15.70%	12.99%		16.01%
Net interest margin (2)	3.79%	4.15%		3.87%
Efficiency ratio (4)	54.08%	49.20%		47.75%

($ in thousands, except per share data)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Total assets	$2,500,524	$2,420,036	3.3%	$2,199,742	13.7%
Net loans held-for-investment	2,067,748	2,021,121	2.3%	1,721,757	20.1%
Total deposits	2,141,689	2,045,983	4.7%	1,910,379	12.1%
Book value per common share (5)	$23.56	$22.94		$17.47
TCE per common share (3)	$18.72	$18.21		$17.47
Tier 1 leverage ratio (consolidated)	13.90%	14.33%		12.22%
Total shareholders’ equity to total assets	13.47%	13.86%		11.87%
TCE to total assets (3), (6)	10.71%	11.00%		11.87%

(1)Provision for credit losses on off-balance sheet credit exposures of $57 thousand and $2 thousand, respectively, for the previous and year-ago quarters were recorded in Other Expense on Consolidated Statements of Income (Unaudited). See Provision (reversal) for credit losses included in the Result of Operations discussion for additional information.
(2)Ratios are presented on an annualized basis.
(3)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(4)Calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(5)Calculated by dividing total shareholders’ equity by the number of outstanding common shares.
(6)The Company did not have any intangible asset component for the presented periods.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Interest income/expense on
Loans	$31,229	$28,786	8.5%	$20,190	54.7%
Investment securities	1,102	957	15.2%	476	131.5%
Other interest-earning assets	2,205	1,833	20.3%	228	867.1%
Total interest-earning assets	34,536	31,576	9.4%	20,894	65.3%
Interest-bearing deposits	11,913	7,295	63.3%	850	1,301.5%
Borrowings	209	16	1,206.3%	51	309.8%
Total interest-bearing liabilities	12,122	7,311	65.8%	901	1,245.4%
Net interest income	$22,414	$24,265	(7.6)%	$19,993	12.1%
Average balance of
Loans	$2,072,415	$2,004,220	3.4%	$1,773,376	16.9%
Investment securities	142,079	134,066	6.0%	123,230	15.3%
Other interest-earning assets	186,809	182,018	2.6%	198,918	(6.1)%
Total interest-earning assets	$2,401,303	$2,320,304	3.5%	$2,095,524	14.6%
Interest-bearing deposits	$1,410,812	$1,269,739	11.1%	$1,034,012	36.4%
Borrowings	15,811	1,739	809.2%	10,400	52.0%
Total interest-bearing liabilities	$1,426,623	$1,271,478	12.2%	$1,044,412	36.6%
Total funding (1)	$2,114,198	$2,043,110	3.5%	$1,885,038	12.2%
Annualized average yield/cost of
Loans	6.11%	5.70%		4.62%
Investment securities	3.15%	2.83%		1.57%
Other interest-earning assets	4.79%	4.00%		0.46%
Total interest-earning assets	5.83%	5.40%		4.04%
Interest-bearing deposits	3.42%	2.28%		0.33%
Borrowings	5.36%	3.65%		1.99%
Total interest-bearing liabilities	3.45%	2.28%		0.35%
Net interest margin	3.79%	4.15%		3.87%
Cost of total funding (1)	2.33%	1.42%		0.19%
Supplementary information
Net accretion of discount on loans	$671	$869	(22.8)%	$908	(26.1)%
Net amortization of deferred loan fees	$175	$167	4.8%	$1,165	(85.0)%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
Loans. The increases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to an increase in overall interest rates on loans from the rising interest rate environment.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	3/31/2023		12/31/2022		3/31/2022
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	23.4%	4.64%	23.2%	4.51%	26.7%	4.25%
Hybrid rate loans	39.0%	4.51%	39.1%	4.40%	31.5%	4.07%
Variable rate loans	37.6%	8.26%	37.7%	7.86%	41.8%	4.14%

Investment Securities. The increases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to a decrease in net amortization of premiums on securities and higher yield on newly purchased investment securities.

Other Interest-Earning Assets. The increases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to an increased interest rate on cash held at the Federal Reserve Bank (“FRB”) account.
Interest-Bearing Deposits. The increases in average cost for the current quarter compared with the previous and year-ago quarters were primarily due to an increase in market rates.
Provision (Reversal) for Credit Losses
The following table presents a composition of provision (reversal) for credit losses for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Provision (reversal) for credit losses on loans	$(2,417)	$1,149	NM	$(1,191)	102.9%
Provision (reversal) for credit losses on off-balance sheet credit exposure (1)	(361)	57	NM	2	NM
Total provision (reversal) for credit losses	$(2,778)	$1,206	NM	$(1,189)	133.6%

(1)Provision for credit losses on off-balance sheet credit exposures for previous and year-ago quarters were recorded in Other Expense on Consolidated Statements of Income (Unaudited).
On January 1, 2023, the Company adopted the provisions of ASC 326 through the application of the modified retrospective transition approach. Provision (reversal) for credit losses and ACL for reporting periods beginning with January 1, 2023 are presented under ASC 326, while prior period comparisons continue to be presented under legacy ASC 450 and ASC 310 on this report. See CECL Adoption and Allowance for Credit Losses sections included in the Balance Sheet discussion for additional information.
The reversal for credit losses for the current quarter was primarily due to net recoveries of $1.1 million and decreases in classified and nonaccrual loans during the current quarter.
Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Gain on sale of loans	$1,309	$759	72.5%	$3,777	(65.3)%
Service charges and fees on deposits	344	352	(2.3)%	303	13.5%
Loan servicing income	860	734	17.2%	700	22.9%
Bank-owned life insurance income	180	181	(0.6)%	172	4.7%
Other income	328	363	(9.6)%	334	(1.8)%
Total noninterest income	$3,021	$2,389	26.5%	$5,286	(42.8)%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Gain on sale of SBA loans
Sold loan balance	$27,133	$17,448	55.5%	$39,683	(31.6)%
Premium received	2,041	1,102	85.2%	4,206	(51.5)%
Gain recognized	1,309	759	72.5%	3,777	(65.3)%

Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Loan servicing income
Servicing income received	$1,284	$1,284	—%	$1,230	4.4%
Servicing assets amortization	(424)	(550)	(22.9)%	(530)	(20.0)%
Loan servicing income	$860	$734	17.2%	$700	22.9%
Underlying loans at end of period	$540,502	$531,095	1.8%	$531,183	1.8%

The Company services SBA loans and certain residential property loans that are sold to the secondary market.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Salaries and employee benefits	$8,928	$7,879	13.3%	$8,595	3.9%
Occupancy and equipment	1,896	1,897	(0.1)%	1,397	35.7%
Professional fees	732	607	20.6%	403	81.6%
Marketing and business promotion	372	724	(48.6)%	207	79.7%
Data processing	412	434	(5.1)%	404	2.0%
Director fees and expenses	180	176	2.3%	169	6.5%
Regulatory assessments	155	159	(2.5)%	141	9.9%
Other expense	1,079	1,239	(12.9)%	755	42.9%
Total noninterest expense	$13,754	$13,115	4.9%	$12,071	13.9%

Salaries and Employee Benefits. The increase for the current quarter compared with the previous quarter was primarily due to increases in salaries and other employee benefit expense, including bonus and vacation accruals, from an increase in number of employees, as well as annual merit increases, partially offset by a decrease in incentives tied to sales of Loan Production Offices (“LPO”) originated SBA loans. The increase for the current quarter compared with the year-ago quarter was primarily due to increases in salaries and other employee benefit expense, partially offset by decreases in bonus accrual and incentives tied to the sales of LPO originated SBA loans. The number of full-time equivalent employees was 276, 272 and 256 as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
Occupancy and Equipment. The increase for the current quarter compared with the year-ago quarter was primarily due to new branch openings during the second half of 2022. The Company opened 3 new full-service branches in Dallas and Carrollton, Texas and Palisades Park, New Jersey.
Professional Fees. The increases for the current quarter and year were primarily due to an increase in internal audit fees.
Marketing and Business Promotion. The decreases for the current quarter compared with the previous quarter was primarily due to the larger marketing activities and advertisements for the Bank's name change to PCB Bank and new branch openings during the previous quarter.
Other Expense. The decrease for the current quarter compared with the previous quarter was primarily due to an increased office expense for the new branches during the previous quarter. The increase for the current quarter compared with the year-ago quarter was primarily due to increases in office expenses, other loan related expenses and armed guard expenses from the branch network expansion. Provision for credit losses on off-balance credit exposures of $57 thousand and $2 thousand was included in other expense for the previous and year-ago quarters, respectively, while the current quarter provision was included in provision (reversal) for credit losses.

Balance Sheet (Unaudited)
Total assets were $2.50 billion at March 31, 2023, an increase of $80.5 million, or 3.3%, from $2.42 billion at December 31, 2022 and an increase of $300.8 million, or 13.7%, from $2.20 billion at March 31, 2022. The increase for the current quarter was primarily due to increases in cash and cash equivalents and loans held-for-investment, partially offset by a decrease in loans held-for-sale.
CECL Adoption
On January 1, 2023, the Company adopted the provisions of ASC 326 through the application of the modified retrospective transition approach. The initial adjustment to the ACL is reflective of expected lifetime credit losses associated with the composition of financial assets within in the scope of ASC 326 as of January 1, 2023, as well as management’s current expectation of future economic conditions. The following table summarizes the initial adjustment to the ACL as of January 1, 2023:

($ in thousands)	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption	As Reported Under ASC 326
Assets
Commercial real estate loans	$15,536	$(610)	$14,926
Commercial and industrial loans	5,502	4,344	9,846
Consumer loans	3,904	(2,667)	1,237
Total ACL on loans	24,942	1,067	26,009
Deferred tax assets	3,115	788	3,903
Liabilities
ACL on off-balance sheet credit exposures (1)	$299	$1,607	$1,906
Shareholders’ equity
Retained earnings	$127,181	$(1,886)	$125,295

(1)ACL on off-balance sheet credit exposures was recorded in Accrued Interest Payable and Other Liabilities on Consolidated Balance Sheets (Unaudited).
In conjunction with the adoption of ASC 326, the Company made an accounting policy election not to measure an ACL on accrued interest receivables. When accrued interest receivable is deemed to be uncollectable, the Company promptly reverses such balances through current period interest income in the period they are deemed uncollectable. Additionally, the Company has also elected not to include the balance of accrued interest receivable in the amortized cost basis of financial assets within the scope of ASC 326. Accrued interest receivable will continue to be presented separately in the Consolidated Balance Sheets.
The measurement of the ACL on loans is performed by collectively evaluating loans with similar risk characteristics using a discounted cash flow approach. The discounted cash flow methodology incorporates a probability of default (“PD”) and loss given default (“LGD”) model, as well as reasonable and supportable forecasts, and generates estimate of the contractual cash flows that are not expected to be collected over the life of the loan.
As a part of the adoption of ASC 326, the Company reviewed loan segmentation and revised certain loan segmentations for the Company’s ACL model. Before the adoption of ASC 326, commercial property and SBA property loans were separately presented and represented 63.0% and 6.6% of loans held-for-investment at December 31, 2022, respectively. The Company re-divided these loan segments into commercial property (non-owner occupied), business property (owner occupied) and multifamily loans as these new loan segments are determined to share similar characteristics under the Company’s ACL model. In addition, four loan segments before the adoption of ASC 326 (commercial term loans, commercial lines of credit, SBA term loans and SBA PPP loans), which represented 12.2% of loans held-for-investment at December 31, 2022, are combined into a single loan segment, commercial and industrial loans, as these loans are determined to share similar risk characteristics under the Company’s ACL model. In this report, loan segments on loan related disclosures for prior period comparisons are revised accordingly in order to be comparable to the Company’s new loan segmentations.

Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment) as of the dates indicated:

($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Commercial real estate:
Commercial property	$780,282	$772,020	1.1%	$646,764	20.6%
Business property	521,965	526,513	(0.9)%	536,107	(2.6)%
Multifamily	127,012	124,751	1.8%	96,630	31.4%
Construction	15,930	17,054	(6.6)%	9,522	67.3%
Total commercial real estate	1,445,189	1,440,338	0.3%	1,289,023	12.1%
Commercial and industrial	267,674	249,250	7.4%	217,048	23.3%
Consumer:
Residential mortgage	356,967	333,726	7.0%	215,132	65.9%
Other consumer	22,612	22,749	(0.6)%	21,752	4.0%
Total consumer	379,579	356,475	6.5%	236,884	60.2%
Loans held-for-investment	2,092,442	2,046,063	2.3%	1,742,955	20.1%
Loans held-for-sale	14,352	22,811	(37.1)%	18,340	(21.7)%
Total loans	$2,106,794	$2,068,874	1.8%	$1,761,295	19.6%

The increase in loans held-for-investment for the current quarter was primarily due to new funding and advances on lines of credit of $189.6 million and purchases of residential mortgage loans of $15.7 million, partially offset by pay-downs and pay-offs of $159.0 million.
The decrease in loans held-for-sale for the current quarter was primarily due to sales of $27.1 million and pay-downs and pay-offs of $4.1 million, partially offset by new funding of $22.7 million.
The following table presents a composition of off-balance sheet credit exposure as of the dates indicated:

($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Commercial property	$6,811	$7,006	(2.8)%	$8,319	(18.1)%
Business property	12,307	8,396	46.6%	10,518	17.0%
Multifamily	4,500	4,500	—%	5,500	(18.2)%
Construction	16,563	18,211	(9.0)%	6,528	153.7%
Commercial and industrial	279,543	254,668	9.8%	179,366	55.9%
Other consumer	399	692	(42.3)%	1,080	(63.1)%
Total commitments to extend credit	320,123	293,473	9.1%	211,311	51.5%
Letters of credit	5,400	5,392	0.1%	5,505	(1.9)%
Total off-balance sheet credit exposure	$325,523	$298,865	8.9%	$216,816	50.1%

Allowance for Credit Losses
The following table presents activities in ACL for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
ACL on loans
Balance at beginning of period	$24,942	$23,761	5.0%	$22,381	11.4%
Impact of ASC 326 adoption	1,067	—	NM	—	NM
Charge-offs	—	(28)	(100.0)%	(12)	(100.0)%
Recoveries	1,102	60	1,736.7%	20	5,410.0%
Provision (reversal) for credit losses on loans	(2,417)	1,149	NM	(1,191)	102.9%
Balance at end of period	$24,694	$24,942	(1.0)%	$21,198	16.5%
Percentage to loans held-for-investment at end of period	1.18%	1.22%		1.22%
ACL on off-balance sheet credit exposure (1)
Balance at beginning of period	$299	$242	23.6%	$214	39.7%
Impact of ASC 326 adoption	1,607	—	NM	—	NM
Provision (reversal) for credit losses on off-balance sheet credit exposure	(361)	57	NM	2	NM
Balance at end of period	$1,545	$299	416.7%	$216	615.3%

(1)ACL on off-balance sheet credit exposures was recorded in Accrued Interest Payable and Other Liabilities on Consolidated Balance Sheets (Unaudited).

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Nonaccrual loans
Commercial real estate:
Commercial property	$—	$—	—%	$166	(100.0)%
Business property	2,904	2,985	(2.7)%	567	412.2%
Total commercial real estate	2,904	2,985	(2.7)%	733	296.2%
Commercial and industrial	11	—	—%	199	(94.5)%
Consumer:
Residential mortgage	—	372	(100.0)%	461	(100.0)%
Other consumer	45	3	1,400.0%	25	80.0%
Total consumer	45	375	(88.0)%	486	(90.7)%
Total nonaccrual loans held-for-investment	2,960	3,360	(11.9)%	1,418	108.7%
Loans past due 90 days or more and still accruing	—	—	—%	—	—%
Non-performing loans (“NPLs”) held-for-investment	2,960	3,360	(11.9)%	1,418	108.7%
NPLs held-for-sale	—	4,000	(100.0)%	—	—%
Total NPLs	2,960	7,360	(59.8)%	1,418	108.7%
Other real estate owned (“OREO”)	—	—	—%	—	—%
Non-performing assets (“NPAs”)	$2,960	$7,360	(59.8)%	$1,418	108.7%
Loans past due and still accruing
Past due 30 to 59 days	$779	$47	1,557.4%	$119	554.6%
Past due 60 to 89 days	13	87	(85.1)%	1	1,200.0%
Past due 90 days or more	—	—	—%	—	—%
Total loans past due and still accruing	$792	$134	491.0%	$120	560.0%
Special mention loans	$5,527	$6,857	(19.4)%	$5,562	(0.6)%
Classified assets
Classified loans held-for-investment	$6,060	$6,211	(2.4)%	$5,377	12.7%
Classified loans held-for-sale	—	4,000	(100.0)%	—	—%
OREO	—	—	—%	—	—%
Classified assets	$6,060	$10,211	(40.7)%	$5,377	12.7%
NPLs held-for-investment to loans held-for-investment	0.14%	0.16%		0.08%
NPAs to total assets	0.12%	0.30%		0.06%
Classified assets to total assets	0.24%	0.42%		0.24%

During the current quarter, NPLs held-for-sale of $4.0 million were paid-off.

Investment Securities
Total investment securities were $144.7 million at March 31, 2023, an increase of $2.8 million, or 2.0%, from $141.9 million at December 31, 2022 and an increase of $13.3 million, or 10.1%, from $131.3 million at March 31, 2022. The increase for the current quarter was primarily due to purchases of $4.9 million and a fair value increase of $2.0 million, partially offset by principal pay-downs and calls of $4.1 million and net premium amortization of $57 thousand.
Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	3/31/2023		12/31/2022		3/31/2022
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$653,970	30.5%	$734,989	35.9%	$891,797	46.7%
Interest-bearing deposits
Savings	7,584	0.4%	8,579	0.4%	15,037	0.8%
NOW	15,696	0.7%	11,405	0.6%	17,543	0.9%
Retail money market accounts	436,906	20.3%	494,749	24.1%	431,057	22.5%
Brokered money market accounts	1	0.1%	8	0.1%	1	0.1%
Retail time deposits of
$250,000 or less	356,049	16.6%	295,354	14.4%	246,100	12.8%
More than $250,000	454,464	21.3%	353,876	17.3%	173,844	9.1%
State and brokered time deposits	217,019	10.1%	147,023	7.2%	135,000	7.1%
Total interest-bearing deposits	1,487,719	69.5%	1,310,994	64.1%	1,018,582	53.3%
Total deposits	$2,141,689	100.0%	$2,045,983	100.0%	$1,910,379	100.0%

Estimated total deposits not covered by deposit insurance	$1,019,689	47.6%	$1,062,111	51.9%	$1,015,255	53.1%

The decrease in noninterest-bearing demand deposits was primarily due to strong deposit market competition and the migration of noninterest-bearing demand deposits to money market accounts and time deposits attributable to the rising market rates. To retain existing and attract new customers, the Bank offers competitive rates on deposit products in the rising interest rate environment.
The increase in retail time deposits for the current quarter was primarily due to new accounts of $300.3 million, renewals of the matured accounts of $117.4 million and balance increases of $6.9 million, partially offset by matured and closed accounts of $263.3 million.
Liquidity
The following table presents a summary of the Company’s liquidity position as of March 31, 2023:

($ in thousands)	3/31/2023	12/31/2022	% Change
Cash and cash equivalents	$190,519	$147,031	29.6%
Cash and cash equivalents to total assets	7.6%	6.1%

Available borrowing capacity
FHLB advances	$604,999	$561,745	7.7%
Federal Reserve Discount Window	29,776	23,902	24.6%
Overnight federal funds lines	65,000	65,000	—%
Total	$699,775	$650,647	7.6%
Total available borrowing capacity to total assets	28.0%	26.9%

During the current quarter, the Company increased cash and cash equivalents by $43.5 million, or 29.6%, to $190.5 million and available borrowing capacity by $49.1 million, or 7.6%, to $699.8 million. As of March 31, 2023, the Company's cash and cash equivalents and available borrowing capacity cover approximately 87.3% of deposits not covered by deposit insurance compared to 75.1% at December 31, 2022.

Shareholders’ Equity
Shareholders’ equity was $336.8 million at March 31, 2023, an increase of $1.4 million, or 0.4%, from $335.4 million at December 31, 2022 and an increase of $75.8 million, or 29.0%, from $261.1 million at March 31, 2022. The increase for the current quarter was primarily due to net income, partially offset by cash dividends declared on common stock of $2.2 million and repurchase of 385,381 shares of common stock at a weighted-average price of $17.76, totaling $6.8 million.
Stock Repurchase
On July 28, 2022, the Company’s Board of Directors approved a repurchase program authorizing for the repurchase of up to 5% of the Company’s outstanding common stock as of the date of the board meeting, which represented 747,938 shares, through February 1, 2023. On January 26, 2023, the Company announced the amendment to the repurchase program, which extended the program expiration from February 1, 2023 to February 1, 2024. The Company completed the repurchase program during the current quarter. Under this repurchase program, the Company repurchased and retired 747,938 shares of common stock at a weighted-average price of $18.15 per share, totaling $13.6 million.
Issuance of Preferred Stock Under the Emergency Capital Investment Program
On May 24, 2022, the Company issued 69,141 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation preference of $1,000 per share (“Series C Preferred Stock”) for the capital investment of $69.1 million from the U.S. Treasury under the Emergency Capital Investment Program (“ECIP”). ECIP investment is treated as tier 1 capital for regulatory capital purposes.
The Series C Preferred Stock bears no dividend for the first 24 months following the investment date. Thereafter, the dividend rate will be adjusted based on the lending growth criteria listed in the terms of the ECIP investment with an annual dividend rate up to 2%. After the tenth anniversary of the investment date, the dividend rate will be fixed based on average annual amount of lending in years 2 through 10.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of the dates indicated:

	3/31/2023	12/31/2022	3/31/2022	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	13.09%	13.29%	14.77%	N/A
Total capital (to risk-weighted assets)	17.61%	17.83%	15.97%	N/A
Tier 1 capital (to risk-weighted assets)	16.37%	16.62%	14.77%	N/A
Tier 1 capital (to average assets)	13.90%	14.33%	12.22%	N/A
PCB Bank
Common tier 1 capital (to risk-weighted assets)	16.03%	16.30%	14.43%	6.5%
Total capital (to risk-weighted assets)	17.27%	17.52%	15.63%	10.0%
Tier 1 capital (to risk-weighted assets)	16.03%	16.30%	14.43%	8.0%
Tier 1 capital (to average assets)	13.62%	14.05%	11.94%	5.0%

About PCB Bancorp
PCB Bancorp is the bank holding company for PCB Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to general economic uncertainty in the United States and abroad, the impact of inflation, changes in interest rates (including actions taken by the Federal Reserve to address inflation), deposit flows, and real estate values, and their corresponding impact on our customers, and the network and data incident discovered on August 30, 2021. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Assets
Cash and due from banks	$25,801	$23,202	11.2%	$19,693	31.0%
Interest-bearing deposits in other financial institutions	164,718	123,829	33.0%	230,519	(28.5)%
Total cash and cash equivalents	190,519	147,031	29.6%	250,212	(23.9)%
Securities available-for-sale, at fair value	144,665	141,863	2.0%	131,345	10.1%
Loans held-for-sale	14,352	22,811	(37.1)%	18,340	(21.7)%
Loans held-for-investment	2,092,442	2,046,063	2.3%	1,742,955	20.1%
Allowance for credit losses on loans	(24,694)	(24,942)	(1.0)%	(21,198)	16.5%
Net loans held-for-investment	2,067,748	2,021,121	2.3%	1,721,757	20.1%
Premises and equipment, net	6,473	6,916	(6.4)%	3,106	108.4%
Federal Home Loan Bank and other bank stock	10,183	10,183	—%	8,577	18.7%
Bank-owned life insurance	30,244	30,064	0.6%	29,530	2.4%
Deferred tax assets, net	3,753	3,115	20.5%	11,895	(68.4)%
Servicing assets	7,345	7,347	—%	7,533	(2.5)%
Operating lease assets	5,854	6,358	(7.9)%	6,511	(10.1)%
Accrued interest receivable	7,998	7,472	7.0%	5,050	58.4%
Other assets	11,390	15,755	(27.7)%	5,886	93.5%
Total assets	$2,500,524	$2,420,036	3.3%	$2,199,742	13.7%
Liabilities
Deposits
Noninterest-bearing demand	$653,970	$734,989	(11.0)%	$891,797	(26.7)%
Savings, NOW and money market accounts	460,187	514,741	(10.6)%	463,638	(0.7)%
Time deposits of $250,000 or less	513,068	382,377	34.2%	281,100	82.5%
Time deposits of more than $250,000	514,464	413,876	24.3%	273,844	87.9%
Total deposits	2,141,689	2,045,983	4.7%	1,910,379	12.1%
Federal Home Loan Bank advances	—	20,000	(100.0)%	10,000	(100.0)%
Operating lease liabilities	6,238	6,809	(8.4)%	7,176	(13.1)%
Accrued interest payable and other liabilities	15,767	11,802	33.6%	11,129	41.7%
Total liabilities	2,163,694	2,084,594	3.8%	1,938,684	11.6%
Commitments and contingent liabilities
Shareholders’ equity
Preferred stock	69,141	69,141	—%	—	—%
Common stock	143,356	149,631	(4.2)%	155,614	(7.9)%
Retained earnings	133,415	127,181	4.9%	109,142	22.2%
Accumulated other comprehensive loss, net	(9,082)	(10,511)	(13.6)%	(3,698)	145.6%
Total shareholders’ equity	336,830	335,442	0.4%	261,058	29.0%
Total liabilities and shareholders’ equity	$2,500,524	$2,420,036	3.3%	$2,199,742	13.7%

Outstanding common shares	14,297,870	14,625,474		14,944,663
Book value per common share (1)	$23.56	$22.94		$17.47
TCE per common share (2)	$18.72	$18.21		$17.47
Total loan to total deposit ratio	98.37%	101.12%		92.20%
Noninterest-bearing deposits to total deposits	30.54%	35.92%		46.68%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended
	3/31/2023	12/31/2022	% Change	3/31/2022	% Change
Interest and dividend income
Loans, including fees	$31,229	$28,786	8.5%	$20,190	54.7%
Investment securities	1,102	957	15.2%	476	131.5%
Other interest-earning assets	2,205	1,833	20.3%	228	867.1%
Total interest income	34,536	31,576	9.4%	20,894	65.3%
Interest expense
Deposits	11,913	7,295	63.3%	850	1,301.5%
Other borrowings	209	16	1,206.3%	51	309.8%
Total interest expense	12,122	7,311	65.8%	901	1,245.4%
Net interest income	22,414	24,265	(7.6)%	19,993	12.1%
Provision (reversal) for credit losses	(2,778)	1,149	NM	(1,191)	133.2%
Net interest income after provision (reversal) for credit losses	25,192	23,116	9.0%	21,184	18.9%
Noninterest income
Gain on sale of loans	1,309	759	72.5%	3,777	(65.3)%
Service charges and fees on deposits	344	352	(2.3)%	303	13.5%
Loan servicing income	860	734	17.2%	700	22.9%
Bank-owned life insurance income	180	181	(0.6)%	172	4.7%
Other income	328	363	(9.6)%	334	(1.8)%
Total noninterest income	3,021	2,389	26.5%	5,286	(42.8)%
Noninterest expense
Salaries and employee benefits	8,928	7,879	13.3%	8,595	3.9%
Occupancy and equipment	1,896	1,897	(0.1)%	1,397	35.7%
Professional fees	732	607	20.6%	403	81.6%
Marketing and business promotion	372	724	(48.6)%	207	79.7%
Data processing	412	434	(5.1)%	404	2.0%
Director fees and expenses	180	176	2.3%	169	6.5%
Regulatory assessments	155	159	(2.5)%	141	9.9%
Other expense	1,079	1,239	(12.9)%	755	42.9%
Total noninterest expense	13,754	13,115	4.9%	12,071	13.9%
Income before income taxes	14,459	12,390	16.7%	14,399	0.4%
Income tax expense	4,162	3,688	12.9%	4,159	0.1%
Net income	$10,297	$8,702	18.3%	$10,240	0.6%

Earnings per common share
Basic	$0.71	$0.59		$0.69
Diluted	$0.70	$0.58		$0.67
Average common shares
Basic	14,419,155	14,700,010		14,848,014
Diluted	14,574,929	14,904,106		15,141,693

Dividend paid per common share	$0.15	$0.15		$0.15
Return on average assets (1)	1.69%	1.44%		1.92%
Return on average shareholders’ equity (1)	12.46%	10.31%		16.01%
Return on average TCE (1), (2)	15.70%	12.99%		16.01%
Efficiency ratio (3)	54.08%	49.20%		47.75%

(1)Ratios are presented on an annualized basis.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	3/31/2023			12/31/2022			3/31/2022
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$2,072,415	$31,229	6.11%	$2,004,220	$28,786	5.70%	$1,773,376	$20,190	4.62%
Mortgage-backed securities	97,578	683	2.84%	90,346	585	2.57%	84,223	307	1.48%
Collateralized mortgage obligation	26,743	256	3.88%	25,570	221	3.43%	18,242	48	1.07%
SBA loan pool securities	9,027	82	3.68%	9,545	71	2.95%	10,095	38	1.53%
Municipal bonds (2)	4,221	34	3.27%	4,050	33	3.23%	5,632	36	2.59%
Corporate bonds	4,510	47	4.23%	4,555	47	4.09%	5,038	47	3.78%
Other interest-earning assets	186,809	2,205	4.79%	182,018	1,833	4.00%	198,918	228	0.46%
Total interest-earning assets	2,401,303	34,536	5.83%	2,320,304	31,576	5.40%	2,095,524	20,894	4.04%
Noninterest-earning assets
Cash and due from banks	21,155			21,139			20,385
ACL on loans	(26,757)			(23,800)			(22,377)
Other assets	75,175			78,069			67,600
Total noninterest-earning assets	69,573			75,408			65,608
Total assets	$2,470,876			$2,395,712			$2,161,132
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$485,962	3,445	2.87%	$540,312	2,852	2.09%	$431,981	313	0.29%
Savings	8,099	5	0.25%	10,692	3	0.11%	15,644	2	0.05%
Time deposits	916,751	8,463	3.74%	718,735	4,440	2.45%	586,387	535	0.37%
Total interest-bearing deposits	1,410,812	11,913	3.42%	1,269,739	7,295	2.28%	1,034,012	850	0.33%
Other borrowings	15,811	209	5.36%	1,739	16	3.65%	10,400	51	1.99%
Total interest-bearing liabilities	1,426,623	12,122	3.45%	1,271,478	7,311	2.28%	1,044,412	901	0.35%
Noninterest-bearing liabilities
Noninterest-bearing demand	687,575			771,632			840,626
Other liabilities	21,509			17,770			16,727
Total noninterest-bearing liabilities	709,084			789,402			857,353
Total liabilities	2,135,707			2,060,880			1,901,765
Total shareholders’ equity	335,169			334,832			259,367
Total liabilities and shareholders’ equity	$2,470,876			$2,395,712			$2,161,132
Net interest income		$22,414			$24,265			$19,993
Net interest spread (3)			2.38%			3.12%			3.69%
Net interest margin (4)			3.79%			4.15%			3.87%
Total deposits	$2,098,387	$11,913	2.30%	$2,041,371	$7,295	1.42%	$1,874,638	$850	0.18%
Total funding (5)	$2,114,198	$12,122	2.33%	$2,043,110	$7,311	1.42%	$1,885,038	$901	0.19%

(1)Total loans include both loans held-for-sale and loans held-for-investment..
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Non-GAAP Measures
($ in thousands)

Adjusted ACL on loans to loans held-for-investment ratio
Adjusted ACL on loans to loans held-for-investment ratio is calculated by removing SBA PPP loans from loans held-for-investment from the ACL on loans to loans held-for-investment ratio calculation. Management believed this non-GAAP measure enhanced comparability to prior periods and provided supplemental information regarding the Company’s credit trends; however, this non-GAAP measure had become less significant as most of SBA PPP loan balance were forgiven or paid off during 2022. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table provides reconciliations of this non-GAAP measure with financial measure defined by GAAP.

($ in thousands)		3/31/2023	12/31/2022	3/31/2022
Loans held-for-investment	(a)	$2,092,442	$2,046,063	$1,742,955
Less: SBA PPP loans	(b)	1,100	1,197	22,926
Loans held-for-investment, excluding SBA PPP loans	(c)=(a)-(b)	$2,091,342	$2,044,866	$1,720,029
ACL on Loans	(d)	$24,694	$24,942	$21,198
ACL on loans to loans held-for-investment ratio	(d)/(a)	1.18%	1.22%	1.22%
Adjusted ACL on loans to loans held-for-investment ratio	(d)/(c)	1.18%	1.22%	1.23%

Return on average tangible common equity, tangible common equity per common share and tangible common equity to total assets ratios
The Company's TCE is calculated by subtracting preferred stock from stockholders’ equity. The Company does not have any intangible assets for the presented periods. Return on average TCE, TCE per common share, and TCE to total assets constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

($ in thousands)		Three Months Ended
		3/31/2023	12/31/2022	3/31/2022
Average total shareholders' equity	(a)	$335,169	$334,832	$259,367
Less: average preferred stock	(b)	69,141	69,141	—
Average TCE	(c)=(a)-(b)	$266,028	$265,691	$259,367
Net income	(d)	$10,297	$8,702	$10,240
Return on average shareholder's equity (1)	(d)/(a)	12.46%	10.31%	16.01%
Return on average TCE (1)	(d)/(c)	15.70%	12.99%	16.01%

(1) Annualized.

($ in thousands, except per share data)		3/31/2023	12/31/2022	3/31/2022
Total shareholders' equity	(a)	$336,830	$335,442	$261,058
Less: preferred stock	(b)	69,141	69,141	—
TCE	(c)=(a)-(b)	$267,689	$266,301	$261,058
Outstanding common shares	(d)	14,297,870	14,625,474	14,944,663
Book value per common share	(a)/(d)	$23.56	$22.94	$17.47
TCE per common share	(c)/(d)	$18.72	$18.21	$17.47
Total assets	(e)	$2,500,524	$2,420,036	$2,199,742
Total shareholders' equity to total assets	(a)/(e)	13.47%	13.86%	11.87%
TCE to total assets	(c)/(e)	10.71%	11.00%	11.87%